Filed Pursuant to Rule 433 of the Securities Act

Registration No. 333-155644

333-155644-01

February 9, 2010

Final Pricing Terms

Sunoco Logistics Partners Operations L.P.

$250,000,000 5.500% Senior Notes Due 2020

$250,000,000 6.850% Senior Notes Due 2040

Issuer	Sunoco Logistics Partners Operations L.P.

Ratings	Baa2 / BBB (stable/stable)

Principal Amount	$250,000,000 for the 2020 Senior Notes
$250,000,000 for the 2040 Senior Notes

Pricing Date	February 9, 2010

Settlement Date	February 12, 2010

Maturity Date	February 15, 2020 for the 2020 Senior Notes
February 15, 2040 for the 2040 Senior Notes

Treasury Benchmark	3.375% due November 15, 2019
4.500% due August 15, 2039

Benchmark Treasury Price	97.8125% for the 3.375% due November 15, 2019
98.8125% for the 4.500% due August 15, 2039

Benchmark Treasury Yield	3.643% for the 3.375% due November 15, 2019
4.574% for the 4.500% due August 15, 2039

Reoffer Spread to Benchmark	+ 190 bps for the 2020 Senior Notes
+ 230 bps for the 2040 Senior Notes

Reoffer Yield	5.543% for the 2020 Senior Notes
6.874% for the 2040 Senior Notes

Coupon	5.500% for the 2020 Senior Notes
6.850% for the 2040 Senior Notes

Price to the Public (%)	99.672% for the 2020 Senior Notes
99.696% for the 2040 Senior Notes

Gross Spread	0.650% for the 2020 Senior Notes

0.875% for the 2040 Senior Notes

Price to Sunoco Logistics Partners Operations L.P.	99.022% for the 2020 Senior Notes

98.821% for the 2040 Senior Notes

CUSIP	86765B AG4 for the 2020 Senior Notes
86765B AH2 for the 2040 Senior Notes

ISIN	US86765BAG41 for the 2020 Senior Notes
US86765BAH24 for the 2040 Senior Notes

Make-whole call	T + 30 bps for the 2020 Senior Notes
T + 35 bps for the 2040 Senior Notes

Payment Dates	Semi-annually each February 15 and August 15,
beginning August 15, 2010

Jt. Bookrunning Managers (Economics)	Barclays Capital Inc. (25%)

Citigroup Global Markets Inc. (25%)
UBS Securities LLC (15%)
Wells Fargo Securities, LLC (15%)

Co-Managers (Economics)	Credit Suisse Securities (USA) LLC (2.5%)
Deutsche Bank Securities Inc. (2.5%)
KeyBanc Capital Markets Inc. (2.5%)
Mitsubishi UFJ Securities (USA), Inc. (2.5%)
PNC Capital Markets LLC (2.5%)
RBS Securities Inc. (2.5%)
SunTrust Robinson Humphrey, Inc. (2.5%)
TD Securities (USA) LLC (2.5%)

Relationships with the Underwriters

Affiliates of the underwriters except for PNC Capital Markets LLC, RBS Securities Inc. and TD Securities (USA) LLC are lenders under our $400 million revolving credit facility that matures in November 2012.

Pro Forma Ratio of Earnings to Fixed Charges

Giving effect to this offering and the application of the net proceeds therefrom, as of the beginning of each pro forma period presented, our ratio of earnings to fixed charges would have been as follows:

Pro Forma
	Year ended December 31, 2008	Nine months ended September 30, 2009
Ratio of Earnings to Fixed Charges	3.65x	3.57x

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement, with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus supplement for this offering, the base prospectus in that registration statement and other documents the issuer (including its parent, Sunoco Logistics Partners L.P.) has filed with the SEC for more complete information about the issuer (including its parent, Sunoco Logistics Partners L.P.) and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement from Barclays Capital Inc. by calling 888-603-5847, Citigroup Global Markets Inc. by calling 877-858-5407, UBS Securities LLC by calling 877-827-6444 ext 561-3884 or Wells Fargo Securities, LLC by calling 800-326-5897.